Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer, and Treasurer

412-429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 14, 2017

Ampco-Pittsburgh Corporation Announces Fourth Quarter and Full Year 2016 Results

Carnegie, PA, March 14, 2017 – Ampco-Pittsburgh Corporation (NYSE: AP) reported consolidated sales for the three and twelve months ended December 31, 2016, of $92.1 and $331.9 million, respectively, versus $55.3 and $238.5 million for the comparable prior year periods. The current year periods include sales of $41.9 and $128.6 million, respectively, attributable to the Q1 2016 acquisition of Åkers AB and certain of its affiliated companies (“Åkers”) and the Q4 2016 acquisition of specialty steel maker, ASW Steel Inc. (“ASW”).

Loss from operations for the three months ended December 31, 2016, was $39.8 million and included impairment losses of $26.7 million, primarily from the impairment of goodwill in the Forged and Cast Engineered Products reporting unit (“Impairment Charge”) and a $4.6 million net charge associated primarily with revaluing the estimated liabilities and insurance receivables for asbestos litigation through 2026 (“Asbestos Charge”). This compares to income from operations in the prior year quarter of $7.7 million, which included approximately $14.0 million of proceeds received from an insurance carrier in rehabilitation and $3.0 million in costs related to potential acquisitions. Loss from operations for the full year ended December 31, 2016, was $54.5 million and included the aforementioned Impairment Charge, Asbestos Charge, and approximately $7.5 million in acquisition-related costs and purchase accounting impacts. This compares to income from operations of $5.0 million for the full year ended December 31, 2015, which included the aforementioned proceeds received from insurance carriers in rehabilitation and acquisition-related costs.

Other expense – net for Q4 and full year 2016 exceeded prior year amounts primarily due to higher interest expense on debt related to the 2016 acquisitions and higher foreign exchange losses linked to the stronger U.S. dollar.

Net loss for the three and twelve months ended December 31, 2016, was $43.1 million or $3.51 per common share, and $79.8 million or $6.68 per common share, respectively, compared to net income for the three and twelve months ended December 31, 2015, of $3.3 million or $0.32 per common share and $1.4 million or $0.13 per common share, respectively. Net loss for the current full year includes valuation allowances of $30.4 million against certain of the Corporation’s deferred income tax assets, which impacted net loss per common share by $2.54.

Sales for the Forged and Cast Engineered Products segment for Q4 2016 doubled compared to prior year while full year 2016 sales increased 63% over full year 2015, driven primarily by the additions from the Åkers and ASW acquisitions. Operating loss increased in both Q4 2016 and full year 2016 compared to prior year periods. The increase in operating loss for the quarter was primarily associated with the $26.7 million Impairment Charge, current year operating losses related to excess capacity in the cast roll market including the acquired Åkers businesses, and a $1.5 million reserve against a receivable from a customer who filed for Chapter 11 bankruptcy protection. The segment’s operating loss for full year 2016 also includes the unfavorable effects of purchase accounting, principally for the Åkers acquisition.

Sales for the Air and Liquid Processing segment increased nearly 5% for Q4 2016 compared to the prior year quarter as higher shipment volumes of centrifugal pumps more than offset softer shipments for custom air handlers and heat exchange coils. The segment’s sales for full year 2016 decreased approximately 2% as lower demand for heat exchange coils in the coal-fired power generation market was only partly offset by the higher demand for centrifugal pumps. The segment’s operating income for the quarter and full year ended December 31, 2016 declined compared to prior year due to the Asbestos Charge recorded in the current year compared to the insurance recoveries received in the prior year. Higher centrifugal pump shipment volumes, improved productivity, and cost reductions across the segment more than offset the impact of lower heat exchange coil volumes in underlying operations.

Remarking on the quarter and full year results, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “2016 was a year of restructuring and remaking Ampco-Pittsburgh’s future. We acquired ASW in the fourth quarter, adding a key building block to our open-die forging diversification strategy. The Åkers acquisition made us a strong leader in the roll industry and expanded our global reach and presence. These changes brought challenges and costs. Executing them in the midst of a still very weak global steel market and soft energy market, with prospects for only slow expected recovery in the near term, has contributed directly to charges we’ve recorded this year. But with these impacts behind us, we are poised to capitalize as markets recover and as we execute our strategic plan.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Tuesday, March 14, 2017, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the fourth quarter ended December 31, 2016. If you would like to participate in the conference call, please register using the link below or by dialing1-866-777-2509 at least five minutes before the 10:30 a.m. ET start time.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, please go to: http://dpregister.com/10100411

Those without internet access or unable to pre-register may dial in by calling:

Participant Dial-in (Toll Free):     1-866-777-2509

Participant International Dial-in:     1-412-317-5413

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(Dollars in thousands except per share amounts; shares outstanding in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Sales	$92,126	$55,326	$331,866	$238,480

Cost of products sold (excl. depreciation and amortization)	80,672	47,195	276,496	196,091
Selling and administrative	14,435	11,863	58,175	39,510
Depreciation and amortization	5,518	2,512	20,463	11,787
Charge (credit) for asbestos litigation	4,565	(14,000)	4,565	(14,333)
Impairment losses	26,676	—	26,676	—
Loss on disposal of assets	30	48	21	378

Total operating expense	131,896	47,618	386,396	233,433

(Loss) income from operations (1)	(39,770)	7,708	(54,530)	5,047
Other expense – net	(2,355)	(316)	(2,990)	(527)

(Loss) income before income taxes	(42,125)	7,392	(57,520)	4,520
Income tax provision	(1,085)	(3,785)	(22,712)	(2,633)
Equity earnings (loss) from Chinese joint venture	308	(275)	423	(514)

Net (loss) income before noncontrolling interest	(42,902)	3,332	(79,809)	1,373
Net income attributable to noncontrolling interest	160	—	11	—

Net (loss) income attributable to Ampco (2)	$(43,062)	$3,332	$(79,820)	$1,373

Net (loss) per common share attributable to Ampco:
Basic (2)	$(3.51)	$0.32	$(6.68)	$0.13

Diluted (2)	$(3.51)	$0.32	$(6.68)	$0.13

Weighted-average number of common shares outstanding:
Basic	12,271	10,440	11,951	10,435

Diluted	12,271	10,440	11,951	10,447

(1)	For the three and twelve months ended December 31, 2016, includes charges of $26,676 principally for the write-off of goodwill in the Forged and Cast Engineered Products reporting unit deemed to be impaired and $4,565 for estimated costs of asbestos-related litigation through 2026 net of estimated insurance recoveries and a settlement with an insurance carrier for an amount in excess of the receivable estimated. For the twelve months ended December 31, 2016, also includes approximately $7,500 in acquisition-related costs and purchase accounting impacts. For the three months ended 2015, includes proceeds received from an insurance carrier in rehabilitation of $14,000 offset by costs incurred related to potential acquisitions of approximately $3,000. For the twelve months ended 2015, includes proceeds received from insurance carriers in rehabilitation of $14,333 offset by costs incurred related to potential acquisitions of approximately $3,400.

(2)	For the three months ended December 31, 2016, includes charges of $26,676 or $2.17 per common share principally for the write-off of goodwill in the Forged and Cast Engineered Products reporting unit deemed to be impaired and $4,565 or $0.37 per common share for estimated costs of asbestos litigation through 2026 net of estimated insurance recoveries and a settlement with an insurance carrier for an amount in excess of the receivable estimated. For the twelve months ended December 31, 2016, includes charges of $26,676 or $2.23 per common share principally for the write-off of goodwill in the Forged and Cast Engineered Products reporting unit deemed to be impaired, $30,405 or $2.54 per common share to recognize a valuation allowance against certain deferred income tax assets, approximately $7,500 or $0.63 per common share in acquisition-related costs and purchase accounting impacts, and $4,565 or $0.38 per common share for estimated costs of asbestos-related litigation through 2026 net of estimated insurance recoveries and a settlement with an insurance carrier for an amount in excess of the receivable estimated. For the three months ended December 31, 2015, includes an after-tax credit of $6,140 or $0.59 per share for the net benefit of proceeds received from an insurance carrier in rehabilitation offset by acquisition-related costs. For the twelve months ended December 31, 2015, includes an after-tax credit of $5,088 or $0.49 per share for the net benefit of proceeds received from insurance carriers in rehabilitation offset by acquisition-related costs.